Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

January 22, 2009

PACWEST BANCORP ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2008

—Net Earnings of $9.6 Million or $0.35 Per Diluted Share—

—Total Risk-Based Capital Ratio of 11.95%—

—Credit Loss Reserve at 1.72% of Net Loans—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the fourth quarter of 2008 were $9.6 million, or $0.35 per diluted share, compared to net earnings of $9.6 million, or $0.35 per diluted share, for the third quarter of 2008. Net earnings for the fourth quarter of 2008 included adjustments related to restricted stock amortization and income taxes which increased net earnings by $3.1 million, or $0.11 per diluted share. The decrease in net earnings, excluding these items, resulted mostly from lower net interest income and higher provision for credit losses.

Net operating earnings for the year ended December 31, 2008, were $34.2 million, or $1.26 per diluted share, compared to net operating earnings of $91.3 million, or $3.18 per diluted share, for 2007. The decrease in net operating earnings was due mainly to lower net interest income, lower gain on sale of loans, and higher credit loss provisions. Net operating earnings do not include charges for goodwill write-offs, a 2008 legal settlement and reorganization costs.  When these items are included, the net loss for the year ended December 31, 2008 was $728.1 million, or $26.79 per diluted share, compared to net earnings of $90.3 million, or $3.15 per diluted share, for 2007.

The discussion in this release of net earnings, earnings per share, performance ratios and comparisons to prior periods includes information based on net operating earnings as described above. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP). Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2008 AND FISCAL 2008

	Fourth Quarter 2008	Fiscal 2008
Average loan yield	6.69%	7.08%
Average cost of deposits	1.33%	1.26%
Net interest margin	4.77%	5.30%
Average noninterest bearing deposits to average total deposits	35.3%	37.9%

Matt Wagner, Chief Executive Officer, commented, “During the fourth quarter we acquired the deposit base of Security Pacific Bank from the FDIC, worked to close the investment from CapGen which was completed on January 14, 2009, and focused on further reductions in our residential construction portfolio. We continue to generate healthy earnings in the current environment, notwithstanding our credit loss provision.”

Mr. Wagner continued, “Our ability to raise capital in the public and private markets without reliance on the federal government is an endorsement of our financial strength and our ability to manage problem credits. The current economic environment remains challenging for all in the financial services industry, and we expect it to become more so in the coming quarters. We believe our strong capital position and emphasis on our core operating principles – acquire low cost deposits, make quality loans, control expenses, and provide exceptional customer service – provide us with the foundation to continue to succeed in these challenging times.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our capital levels and credit loss provision at the end of the fourth quarter reflect our commitment to operate conservatively and confront challenges directly in this difficult economic environment. Our positive earnings continue to enhance our capital and we are augmenting liquidity through deposit acquisitions, customer-focused initiatives and participation in various deposit programs. In the fourth quarter, we elected to participate in the Transaction Account Guarantee Program whereby the FDIC provides unlimited deposit insurance through December 31, 2009 for customer transaction deposits earning 50 basis points or less. We support this and other initiatives intended to improve the safety of depositor funds.”

QUARTERLY RESULTS

	Fourth	Third
	Quarter	Quarter
In thousands, except per share data and percentages	2008	2008

Net earnings	$9,621	$9,551
Diluted earnings per share	$0.35	$0.35

Net interest margin	4.77%	5.42%

At quarter end:
Allowance for credit losses to loans, net of unearned income	1.72%	1.72%
Total risk-based capital ratios:
Consolidated Company	11.95%	12.18%
Pacific Western Bank	11.87%	11.79%

Excluding adjustments related to restricted stock amortization and income taxes which increased net earnings by $3.1 million, or $0.11 per diluted share, net earnings decreased $3.0 million quarter over quarter from a combination of lower net interest income, higher provision for credit losses, higher noninterest income, and higher operating costs.

YEAR TO DATE RESULTS

	Year Ended
	December 31,
In thousands, except per share data and percentages	2008	2007

Net (loss) earnings as reported	$(728,065)	$90,326
Legal settlement, net of tax	452	—
Reorganization costs, net of tax	150	1,004
Goodwill write-off	761,701	—
Net operating earnings	$34,238	$91,330

Diluted (loss) earnings per share	$(26.79)	$3.15
Diluted net operating earnings per share	$1.26	$3.18

Net interest margin	5.30%	6.34%

The decreases in net operating earnings and diluted net operating earnings per share were due mostly to decreased net interest income from lower market interest rates and lower average loans, a higher credit loss provision, lower gain on sale of loans and higher operating costs.

BALANCE SHEET CHANGES

Total loans, net of unearned income, increased $53.6 million to $4.0 billion at December 31, 2008, from September 30, 2008. Real estate loans increased $35.4 million, commercial and industrial loans increased $43.5 million, construction loans decreased $29.1 million and consumer loans increased $3.3 million. Fourth quarter loan growth includes $31.0 million in loans acquired as part of the Security Pacific Bank (SPB) deposit acquisition.

Deposits increased $282 million in the fourth quarter due mainly to the SPB deposit acquisition. On November 7, 2008, we acquired $427 million of deposits in the SPB deposit acquisition, including $169 million of brokered deposits and $179 million of higher-costing certificates of deposit (CDs). After expected runoff, at December 31, 2008, such deposits totaled $334 million and included $130 million in brokered deposits and $143 million in other CDs. We expect the majority of the remaining brokered deposits and higher-costing CDs to mature without renewal.

When the acquired deposits are excluded, the decline in total deposits was $52 million, including an $80 million decline in demand deposits, a $68 million decline in money market deposits, a $14 million decline in brokered deposits, and a $117 million increase in Bank-sponsored CDs.  Although demand deposits decreased during the fourth quarter to $1.2 billion at December 31, 2008, they continue to represent a substantial 34% of total deposits at that date. At December 31, 2008, brokered deposits, excluding SPB brokered deposits, totaled $150 million; such amount excludes $108 million of customer deposits that were subsequently participated with other FDIC insured financial institutions through the CDARS program as a means to provide FDIC deposit insurance coverage for the full amount of our customers’ deposit.

NET INTEREST INCOME

Net interest income totaled $50.7 million for the fourth quarter of 2008 compared to $55.0 million for the third quarter of 2008. Loan interest income declined $2.2 million in the fourth quarter due to reductions in our base rate and higher nonaccrual loans. The Federal Reserve lowered the Federal Funds benchmark rate by 175 basis points during the fourth quarter and we reduced our base lending rate 100 basis points. Interest expense increased $2.2 million in the fourth quarter due to high-cost deposits from the Security Pacific Bank deposit acquisition and higher costs on brokered and Bank-sponsored CDs.

Net interest income decreased $45.8 million to $219.3 million for the year ended December 31, 2008 compared to 2007. This decrease was due mainly to lower loan yields from reductions in our base lending rate, lower average construction loan balances and increased nonaccrual loans.

NET INTEREST MARGIN

Our net interest margin for the fourth quarter of 2008 was 4.77%, a decrease of 65 basis points when compared to the third quarter of 2008. The decrease in the net interest margin is due mostly to lower loan yields and higher costing deposits. The lower loan yield is due to the level of market interest rates and higher nonaccrual loans. Despite lower market interest rates, the cost of deposits increased due to competition for liquidity and the impact of the SPB deposit acquisition. The addition of the SPB deposits decreased the fourth quarter net interest margin by 18 basis points.

The net interest margin was 5.07% in October, 4.64% in November and 4.61% in December. When net reversals of interest income on nonaccrual loans are excluded, the net interest margin for the month of December was 4.66%. The yield on average earning assets was 6.44% for the fourth quarter of 2008 compared to 6.95% for the third quarter of 2008. The yield on average loans was 6.69% for the fourth quarter of 2008 compared to 7.02% for the third quarter of 2008; the loan yield for the month of December was 6.63%. When net reversals of interest income on nonaccrual loans are excluded, the loan yield for December was 6.68%.

Deposit pricing in the competitive market caused the cost of interest bearing deposits to increase 21 basis points to 2.05% and all-in deposit cost to increase 21 basis points to 1.33%. On a monthly basis, deposit costs were 1.21% in October, 1.43% in November and 1.34% in December. The cost of deposits increased due to the competition for liquidity, the high-cost deposits from the SPB deposit acquisition, and the use of CDs, both Bank-sponsored and brokered, to fund loan growth and deposit flows. At the time of acquisition, the SPB deposits had a weighted average cost of 3.54%. The SPB deposits remaining at December 31, 2008 had a weighted average cost of 3.36%; excluding the SPB CDs, the remaining SPB deposits had a weighted average cost of 0.82%. We expect the higher-cost acquired deposits will continue to reprice in the current market or be replaced with more cost effective funding.

Our relatively low cost of deposits is driven by demand deposit balances, which averaged 35% of average total deposits during the fourth quarter of 2008. The overall cost of interest-bearing liabilities was 2.45% for the fourth quarter of 2008, up 11 basis points from the third quarter of 2008 due mostly to higher deposit costs. In line with deposit cost trends, the cost of interest bearing liabilities increased to 2.42% in December 2008 from 2.34% in September 2008.

Our net interest margin for the year ended December 31, 2008 was 5.30%, a decrease of 104 basis points when compared to 2007. The decrease in the net interest margin results primarily from lower loan yields and the higher cost of deposits, including the effect of lower average demand deposits.

The FHLB of San Francisco notified its members in early January 2009 that it would be suspending its quarterly dividend.  Although this suspension had no effect on our fourth quarter net interest margin, it is expected to reduce our first quarter of 2009 net interest margin by 3 basis points.

NONINTEREST INCOME

Noninterest income for the fourth quarter of 2008 totaled $6.8 million compared to $6.0 million in the third quarter of 2008. The increase is due to higher analysis and NSF fees and higher net gains on sales of OREO.

Noninterest income declined $8.1 million for the year ended December 31, 2008 to $24.8 million from the $32.9 million earned during 2007. The decrease in noninterest income resulted largely from lower gain on sale of loans, lower other income and higher deposit service charge income. The 2007 period included a $6.6 million gain related to the sale of a participating interest in certain commercial real estate mortgage loans and net gains of $1.8 million on the sale of SBA loans; this compares to net losses of $303,000 on the sale of SBA loans recognized in 2008. The 2007 other income category included a $2.1 million gain related to recognizing an unearned discount on the payoff of an acquired loan; this compares to the $444,000 recognized during 2008. Deposit service fee income increased $1.4 million due to a decline in market interest rate-related earnings credits on business accounts.

NONINTEREST EXPENSE

Noninterest expense decreased $3.7 million to $34.1 million for fourth quarter of 2008 from $37.8 million for the third quarter of 2008. As described below, noninterest expense was reduced by $4.5 million related to a performance-based restricted stock amortization adjustment. When this item is excluded, noninterest expense is $38.6 million for the fourth quarter, a net increase of $726,000 when compared to the third quarter. Substantially all of the increases in the noninterest expense categories relate to the additional operating costs from the SPB deposit acquisition. OREO costs declined $358,000 due to the combination of lower write-downs and higher OREO operating costs.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization. In the fourth quarter of 2007 we suspended amortization of certain performance-based restricted stock awards whose vesting is dependent on the attainment of specific long-term financial targets based on the conclusion that attainment of these financial targets was less than probable. During the fourth quarter of 2008 we concluded it was improbable that the financial targets would be met for the 2006 and 2007 performance stock awards. Accordingly, we reversed the accumulated amortization on those awards through a credit of $4.5 million to compensation expense. Excluding the performance-based restricted stock amortization adjustment, restricted stock amortization totaled $1.8 million for the fourth quarter of 2008, $1.2 million for the third quarter of 2008 and $5.4 million for fiscal 2008. We recorded a core deposit intangible of $5.8 million related to the SPB deposit acquisition. Intangible asset amortization totaled $2.3 million for the fourth quarter of 2008 and $9.6 million for the year ended 2008.

Operating noninterest expense (defined as reported noninterest expense excluding goodwill write-offs, the legal settlement and reorganization costs) for the year ended December 31, 2008 totaled $143.6 million compared to $140.5 million for the same period in 2007. When the performance-based restricted stock amortization adjustment is excluded, 2008 operating noninterest expense totaled $148.1 million, an increase $7.6 million compared to 2007.  The increase is due largely to the BFI acquisition completed in June 2007, higher compensation, higher costs to workout nonperforming assets and other problem credits, and the impact of the November 2008 SPB deposit acquisition.

GOODWILL WRITE-OFF

In response to the volatility in the banking industry and the effect such volatility has had on banking stocks since the beginning of 2008, including PacWest Bancorp’s common stock, we wrote-off our entire balance of goodwill totaling $761.7 million during the first half of 2008. The goodwill write-off is a non-cash charge and had no effect on the Company’s or the Bank’s cash balances or liquidity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s and the Bank’s well-capitalized regulatory ratios have not been affected by these non-cash expenses.

TAXES

The effective tax rate for the fourth quarter of 2008 was 34.3% compared to 39.0% for the third quarter of 2008. The effective tax rates are generally lower than the blended Federal and State statutory rate of 42.0% due to tax credits on certain investments and other tax-exempt income. The fourth quarter’s effective tax rate was lowered further by a net benefit of $500,000 from tax-deductible goodwill and adjustments related to previously recognized State tax credits.

CREDIT QUALITY

The credit loss provision for the fourth quarter of 2008 of $8.8 million was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, past due and nonaccrual loans, general market conditions and portfolio concentrations. At December 31, 2008, the allowance for credit losses totaled $68.8 million and represented 1.72% of loans net of unearned income compared to $67.5 million and 1.72% at the end of September.

Nonperforming assets include nonaccrual loans and other real estate owned (OREO) and totaled $104.8 million at the end of December compared to $70.2 million at the end of September. OREO totaled $41.3 million at the end of December compared to $13.3 million at the end of September. The increase in OREO is due to 17 foreclosures totaling $36.0 million, writedowns of $190,000 and 5 sales totaling $7.7 million. The ratio of nonperforming assets to loans and OREO increased to 2.60% at December 31, 2008 compared to 1.78% at September 30, 2008.

The types of loans included in the nonaccrual and accruing loans past due between 30 and 89 days categories as of December 31, 2008 and September 30, 2008 follow:

	Nonaccrual loans		Accruing and over 30 days past due
	Balance as of
Loan category	12/31/08	9/30/08	12/31/08	9/30/08
		(Dollars in thousands)

SBA 504	$5,308	$6,570	$—	$636
SBA 7(a) and Express	7,544	4,161	2,330	340
Residential construction	14,738	7,401	5,342	—
Commercial real estate	11,081	23,131	26,674	5,558
Commercial construction	984	5,925	3,956	—
Commercial	20,325	4,153	2,298	1,495
Commercial land	314	881	142	—
Residential other	86	285	457	—
Residential land	1,665	1,988	—	—
Residential multifamily	—	—	3,292	—
Other, including foreign	1,425	2,423	1,133	202
	$63,470	$56,918	$45,624	$8,231

The net increase in nonaccrual loans during the fourth quarter is composed of additions of $44.8 million, repayments and payoffs of $1.5 million, charge-offs of $5.0 million, and foreclosures of $31.8 million. The increase in the residential construction nonaccrual category is due mostly to two loans to one borrower for related projects located in the Inland Empire. The increase in the commercial nonaccrual category relates to a commercial loan borrower that filed Chapter 11 bankruptcy in October 2008. This loan was highlighted in our third quarter of 2008 Form 10-Q and has since paid down by $2.0 million to $16.6 million.

Included in the nonaccrual loans at the end of December are $12.9 million of SBA related loans representing 20% of total nonaccrual loans at that date. The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination. SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount. The SBA guaranteed portion on the 7(a) and Express loans shown above is $5.4 million. At December 31, 2008, the SBA loan portfolio totaled $160.6 million and was composed of $119.3 million in SBA 504 loans and $41.3 million in SBA 7(a) and Express loans.

Loans accruing and over 30 days past due increased $37.4 million during the fourth quarter. Subsequent to year end, the residential multifamily loan for $3.3 million was paid in full and the renewal of a commercial real estate loan relationship for $11.7 million was completed. The remaining commercial real estate loans that are accruing and over 30 days past due total $15 million and include several creditors that are experiencing increased vacancies. The residential construction category represents one project for $5.3 million on three completed homes in the Rancho Mirage area of southern California that are now being marketed. The commercial construction loan for $3.9 million represents a completed 4-unit industrial warehouse in San Diego that is leasing up.

Our exposure to nonowner-occupied residential construction loans was reduced by $5.7 million to $232.7 million at the end of December from $238.4 million at the end of September. The reduction was due to a combination of net repayments, including fundings under existing commitments, of $7.5 million, foreclosures and charge-offs of $4.2 million, and $6.0 million for a new loan to an existing borrower. The details of the nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of December 31, 2008			As of September 30, 2008
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$55,236	22	$2,511	$57,866
Residential nonowner-occupied single family	75,024	33	2,273	87,395
Unimproved residential land	50,799	16	3,175	45,583
Residential multifamily	51,597	10	5,160	47,585
	$232,656	81	$2,872	$238,429

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at December 31, 2008 as shown in the following table.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	10.43%	10.50%
Tier 1 risk-based capital ratio	6.00%	10.61%	10.69%
Total risk-based capital	10.00%	11.87%	11.95%

CAPGEN INVESTMENT

As announced on January 14, 2009, we issued in a private placement to CapGen Capital Group II LP 3,846,153 PacWest common shares at $26 per share for total cash consideration of approximately $100 million. CapGen Capital Group II LP has registered as a bank holding company and as a result of the investment it owns approximately 12% of PacWest common stock on a fully-diluted basis as of December 31, 2008. As previously disclosed, PacWest anticipates that the additional capital from this investment will be used for general corporate purposes, to fund debt retirement and to take advantage of strategic growth opportunities as they arise.

Pro forma amounts and ratios for the Company assuming the CapGen investment was made on December 31, 2008, compared with actual amounts and ratios follow:

	At December 31, 2008
	Actual	Pro Forma
	(In thousands, except share date)
Fully-diluted shares	28,517.4	32,363.6
Stockholders’ equity	$375,726	$475,626
Book value per share	$13.18	$14.70
Tangible book value per share	$11.78	$13.46
Tier 1 leverage capital	10.50%	12.73%
Tier 1 risk-based capital	10.69%	12.97%
Total risk-based capital	11.95%	14.22%

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of December 31, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, and 4 branches acquired from Security Pacific Bank in November 2008, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties. Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands, except share date)
Assets:
Cash and due from banks	$100,925	$99,363
Federal funds sold	165	2,000
Total cash and cash equivalents	101,090	101,363

Interest-bearing deposits in financial institutions	58,780	420

Federal Home Loan Bank stock, at cost	33,782	26,649
Securities available-for-sale, at estimated fair value	121,577	106,888
Total securities	155,359	133,537

Loans, held for sale	—	63,565

Loans, net of unearned income	3,987,891	3,949,218
Allowance for loan losses	(63,519)	(52,557)
Net loans	3,924,372	3,896,661

Premises and equipment	24,675	26,327
Other real estate owned, net	41,310	2,736
Intangible assets	39,922	805,775
Cash surrender value of life insurance	70,588	67,846
Other assets	79,406	80,810
Total assets	$4,495,502	$5,179,040

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,165,485	$1,211,946
Interest-bearing deposits	2,309,730	2,033,200
Total deposits	3,475,215	3,245,146

Accrued interest payable and other liabilities	64,567	45,054
Borrowings	450,000	612,000
Subordinated debentures	129,994	138,488
Total liabilities	4,119,776	4,040,688

Stockholders’ Equity	375,726	1,138,352
Total Liabilities and Stockholders’ Equity	$4,495,502	$5,179,040

Shares outstanding (including 1,309,586 shares at December 31, 2008 and 861,269 shares at December 31, 2007, underlying unvested stock awards)	28,516,106	28,002,382

Tangible book value per share	$11.78	$11.88
Book value per share	$13.18	$40.65

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

				Year Ended
	Quarters Ended			December 31
	12/31/08	9/30/08	12/31/07	2008	2007
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$66,507	$68,712	$82,742	$280,408	$343,617
Interest on federal funds sold	75	23	251	161	1,979
Interest on time deposits in other financial institutions	176	1	4	182	21
Interest on investment securities	1,707	1,808	1,358	7,077	5,364
Total interest income	68,465	70,544	84,355	287,828	350,981

Interest expense:
Interest expense on deposits	11,416	9,001	14,391	41,157	56,471
Interest expense on borrowings	4,217	4,538	4,306	18,742	18,034
Interest expense on subordinated debentures	2,107	2,030	2,715	8,597	11,361
Total interest expense	17,740	15,569	21,412	68,496	85,866
Net interest income before provision for credit losses	50,725	54,975	62,943	219,332	265,115
Provision for credit losses	8,800	7,500	3,000	45,800	3,000
Net interest income after provision for credit losses	41,925	47,475	59,943	173,532	262,115

Noninterest income:
Service charges on deposit accounts	3,420	3,165	3,029	13,014	11,573
Other commissions and fees	2,062	1,884	1,817	7,277	7,019
Gain (loss) on sale of loans	—	—	(543)	(303)	8,438
Gain on sale of securities, net	—	81	—	81	—
Gain (loss) on sale of OREO	254	(9)	(6)	380	(6)
Increase in cash surrender value of life insurance	584	632	649	2,420	2,489
Other income	476	290	406	1,938	3,401
Total noninterest income	6,796	6,043	5,352	24,807	32,914

Noninterest expense:
Compensation	15,088	19,332	16,669	72,185	71,440
Occupancy and FF&E	6,410	6,321	6,054	24,531	24,085
Data processing	1,590	1,495	1,475	6,232	6,007
Other professional services	1,688	1,768	1,495	6,540	6,301
Business development	789	650	1,709	3,044	4,045
Communications	766	745	779	3,151	3,277
Insurance and assessments	1,148	1,025	464	3,523	1,723
OREO	1,002	1,360	34	2,598	99
Intangible asset amortization	2,332	2,274	2,621	9,620	9,674
Reorganization charges	—	—	390	258	1,731
Legal settlement	—	—	—	780	—
Goodwill write-off	—	—	—	761,701	—
Other	3,260	2,878	4,655	12,152	13,877
Total noninterest expense	34,073	37,848	36,345	906,315	142,259
(Loss) earnings before income taxes	14,648	15,670	28,950	(707,976)	152,770
Income taxes	5,027	6,119	11,891	20,089	62,444
Net (loss) earnings	$9,621	$9,551	$17,059	$(728,065)	$90,326

Per share information
Number of diluted shares outstanding (weighted average):
Net (loss) earnings	27,216.4	27,203.8	27,703.0	27,176.6	28,676.0
Net operating earnings	27,216.4	27,203.8	27,703.0	27,214.8	28,676.0

Diluted (loss) earnings per share:	$0.35	$0.35	$0.62	$(26.79)	$3.15
Diluted net operating earnings per share:	$0.35	$0.35	$0.62	$1.26	$3.18

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Year Ended
	12/31/08	9/30/08	12/31/07	12/31/08	12/31/07
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,952,872	$3,893,836	$3,960,621	$3,958,963	$4,038,990
Investment securities	142,494	136,383	105,995	142,258	104,945
Federal funds sold	29,702	4,837	21,437	11,064	38,924
Interest-bearing deposits in financial institutions	104,800	235	425	26,564	461
Average earning assets	4,229,868	4,035,291	4,088,478	4,138,849	4,183,320
Other assets	274,687	267,643	1,037,646	578,463	1,043,495
Average total assets	$4,504,555	$4,302,934	$5,126,124	$4,717,312	$5,226,815

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,208,085	$1,232,660	$1,332,259	$1,242,557	$1,426,904

Interest checking	338,434	351,863	363,756	358,308	328,207
Money market accounts	858,971	995,617	1,182,456	1,007,112	1,117,972
Savings	117,278	100,720	113,398	105,938	125,549
Time deposits	899,264	502,456	423,668	561,288	488,158
Interest-bearing deposits	2,213,947	1,950,656	2,083,278	2,032,646	2,059,886
Average deposits	3,422,032	3,183,316	3,415,537	3,275,203	3,486,790
Subordinated debentures	130,025	130,082	138,553	132,010	143,648
Borrowings	536,370	566,049	366,196	578,783	361,709
Other liabilities	38,919	47,233	50,339	46,270	55,801
Average liabilities	4,127,346	3,926,680	3,970,625	4,032,266	4,047,948
Average equity	377,209	376,254	1,155,499	685,046	1,178,867
Average liabilities and stockholders’ equity	$4,504,555	$4,302,934	$5,126,124	$4,717,312	$5,226,815

Yield Analysis:
Average earning assets	$4,229,868	$4,035,291	$4,088,478	$4,138,849	$4,183,320
Yield	6.44%	6.95%	8.19%	6.95%	8.39%
Average interest-bearing deposits	$2,213,947	$1,950,656	$2,083,278	$2,032,646	$2,059,886
Cost	2.05%	1.84%	2.74%	2.02%	2.74%
Average deposits	$3,422,032	$3,183,316	$3,415,537	$3,275,203	$3,486,790
Cost	1.33%	1.12%	1.67%	1.26%	1.62%
Average interest-bearing liabilities	$2,880,342	$2,646,787	$2,588,027	$2,743,439	$2,565,243
Cost	2.45%	2.34%	3.28%	2.50%	3.35%
Average subordinated debentures	130,025	130,082	138,553	132,010	143,648
Cost	6.45%	6.21%	7.77%	6.51%	7.91%
Average borrowings	536,370	566,049	366,196	578,783	361,709
Cost	3.13%	3.19%	4.67%	3.24%	4.99%
Average interest sensitive liabilities	$4,088,427	$3,879,447	$3,920,286	$3,985,996	$3,992,147
Cost	1.73%	1.60%	2.17%	1.72%	2.15%

Interest spread	3.99%	4.61%	4.89%	4.46%	5.04%
Net interest margin	4.77%	5.42%	6.11%	5.30%	6.34%

DEPOSITS (unaudited)

	As of the Dates Indicated
	12/31/08	9/30/08	12/31/07
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,165,485	$1,218,486	$1,211,946
Interest checking	342,241	344,618	366,191
Total transaction accounts	1,507,726	1,563,104	1,578,137
Non-transaction accounts:
Money market	837,873	903,033	1,135,307
Savings	124,603	98,362	108,223
Time deposits under $100,000	611,083	362,886	138,750
Time deposits over $100,000	393,930	265,687	284,729
Total non-transaction accounts	1,967,489	1,629,968	1,667,009
Total deposits	$3,475,215	$3,193,072	$3,245,146

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	12/31/08	9/30/08	6/30/08	3/31/08 *	12/31/07 *
		(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$845,410	$803,717	$833,376	$855,228	$861,708
Real estate-construction	579,884	608,968	623,605	661,782	717,419
Commercial real estate-mortgage	2,473,089	2,437,593	2,361,529	2,361,365	2,335,099
Consumer	44,938	41,671	47,500	47,506	49,943
Foreign:
Commercial	50,918	49,153	46,096	48,737	56,916
Other	2,245	2,323	1,861	906	1,206
Total gross loans, including loans held for sale	$3,996,484	$3,943,425	$3,913,967	$3,975,524	$4,022,291

*Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,
NONPERFORMING ASSETS AND CREDIT QUALITY
MEASURES (Unaudited)

	As of the Dates Indicated
	12/31/08	9/30/08	12/31/07
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$63,519	$61,075	$52,557
Reserve for unfunded loan commitments	5,271	6,471	8,471
Allowance for credit losses	$68,790	$67,546	$61,028

NONPERFORMING ASSETS:
Nonaccrual loans	$63,470	$56,918	$22,473
Other real estate owned	41,310	13,284	2,736
Total nonperforming assets	$104,780	$70,202	$25,209

Allowance for credit losses to loans, net of unearned income	1.72%	1.72%	1.55%
Allowance for credit losses to nonaccrual loans	108.38%	118.67%	271.6%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	2.60%	1.78%	0.63%
Nonaccrual loans to total loans, including loans held for sale	1.59%	1.45%	0.56%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD
AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended	Year Ended
	12/31/08	12/31/08	12/31/07
	(Dollars in thousands)
Balance at beginning of period	$67,546	$61,028	$61,179
Loans charged-off:
Commercial	(2,585)	(7,664)	(2,091)
Real estate-construction	(3,292)	(24,998)	(660)
Real estate-mortgage	(1,170)	(2,617)	(454)
Consumer	(784)	(3,947)	(166)
Foreign	(310)	(349)	(1,414)
Total loans charged-off	(8,141)	(39,575)	(4,785)

Recoveries on loans charged-off:
Commercial	213	971	1,591
Real estate-construction	86	88	—
Real estate-mortgage	260	412	163
Consumer	12	47	122
Foreign	14	19	73
Total recoveries on loans charged-off	585	1,537	1,949
Net charge-offs	(7,556)	(38,038)	(2,836)
Provision for credit losses	8,800	45,800	3,000
Reduction for loans sold	—	—	(2,461)
Additions due to acquisitions	—	—	2,146
Balance at end of period	$68,790	$68,790	$61,028

Annualized net charge-offs to average loans	(0.76)%	(0.96)%	(0.07)%

The Company has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investor’s overall understanding of the Company’s operating financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measurers presented by the Company may be different from non-GAAP financial measures used by other companies.  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

			Year Ended
	Quarter Ended		December 31,
In thousands, except per share data and percentages	December 31, 2008	September 30, 2008	2008	2007
Net (loss) earnings as reported	$9,621	$9,551	$(728,065)	$90,326
Legal settlement, net of tax	—	—	452	—
Reorganization costs, net of tax	—	—	150	1,004
Goodwill write-off	—	—	761,701	—
Net operating earnings	$9,621	$9,551	$34,238	$91,330

GAAP basic shares outstanding	27,202.9	27,191.1	27,176.6	28,571.9
Effect of restricted stock and dilutive stock options (a)	13.5	12.7	—	104.1
GAAP diluted shares outstanding	27,216.4	27,203.8	27,176.6	28,676.0

Operating earnings basic shares outstanding	27,202.9	27,191.1	27,176.6	28,571.9
Effect of restricted stock and dilutive stock options	13.5	12.7	38.2	104.1
Operating earnings diluted shares outstanding	27,216.4	27,203.8	27,214.8	28,676.0

GAAP basic and diluted earnings (loss) per share	$0.35	$0.35	$(26.79)	$3.15
Net operating diluted earnings per share	$0.35	$0.35	$1.26	$3.18

GAAP return on average assets	0.85%	0.88%	(15.43)%	1.73%
Net operating return on average assets	0.85%	0.88%	0.73%	1.75%

GAAP return on average equity	10.15%	10.10%	(106.28)%	7.66%
Net operating return on average equity	10.15%	10.10%	5.00%	7.75%

Noninterest expense as reported	$34,073	$37,848	$906,315	$142,259
Legal settlement	—	—	(780)	—
Reorganization costs	—	—	(258)	(1,731)
Goodwill write-off	—	—	(761,701)	—
Operating noninterest expense	$34,073	$37,848	$143,576	$140,528

(a) Anti-dilutive for the year ended December 31, 2008.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021